FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported) June 19, 2001


                        DCI Telecommunications, Inc.
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         (Exact name of registrant as specified in its charter)


 Colorado                     2-96976-D             84-1155041
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(State or other             (Commission File       (IRS Employer
  jurisdiction of             Number)                Identification
  incorporation)                                      Number)

          488 Schooley's Mountain Road, Hackettstown, NJ 07840
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                 (Address of principal executive offices)

Registrant's telephone number, including area code:(908) 684-8233

                611 Access Road, Stratford, CT 06615
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      (Former name or former address, if changed since last report.)

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Item 5. Other Events

         On June 13,2001, the company signed a letter of intent to sell its wholly owned subsidiary, Muller Media, Inc., to Kaleidoscope Media Group, Inc.,( OTC Bulletin Board: KMGG). The parties now believe that there is greater merit in proceeding with a joint venture under which Muller Media would combine its film library with that of KMGG for approximately $8.0 million of KMGG's voting convertible preferred shares. Said shares can convert into KMGG common stock upon an increase in the authorized number of common shares of KMGG; resulting in DCI owning 72% of the common shares outstanding at the time.

         John J. Adams , upon the execution of the definitive agreement would become Chairman and Chief Executive Officer of KMGG replacing Micky Hyman who is currently Chairman and CEO.

         Kaleidoscope Media has traditionally been involved in the international distribution of films as well as sports and entertainment programming. The addition of Muller's film library and distribution network will enhance the company's ability to grow both in domestic and international markets.

         DCI intends to Announce its intention to distribute the shares it receives from KMGG, after conversion and all liabilities are paid off, similar to what it did upon the sale of Fone.com a year ago. DCI is currently exploring its legal position with respect to Lecstar for not having filed an amended SB2 and distributing those shares to DCI shareholders in a timely manner.


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                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


DCI TELECOMMUNICATIONS, Inc.

By: /s/ John J. Adams
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Name: John J. Adams
Title: President
Date: July 3, 2001